Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bio-Techne Corporation:

We consent to the use of our reports dated September 7, 2017 with respect to the consolidated balance sheets of Bio-Techne Corporation as of June 30, 2017 and 2016, and the related consolidated statements of earnings and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2017, and the effectiveness of internal control over financial reporting as of June 30, 2017, incorporated by reference herein.

Our report dated September 7, 2017, on the effectiveness of internal control over financial reporting as of June 30, 2017, expresses our opinion that Bio-Techne Corporation did not maintain effective internal control over financial reporting as of June 30, 2017 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses were identified related to the Company not maintaining effective monitoring or information and communication processes and not having effective control activities over the establishment of general information technology controls for certain of its information technology platforms.

Our report dated September 7, 2017, on the effectiveness of internal control over financial reporting as of June 30, 2017, contains an explanatory paragraph that states that the scope of management’s assessment of the effectiveness of internal control over financial reporting excluded the operations of Space Import-Export, Srl (Space) and Advanced Cell Diagnostics (ACD), which were acquired on July 1, 2016 and August 1, 2016, respectively. Space and ACD represented 22.9% of Bio-Techne Corporation’s total assets and 7.5% of its total revenues as of and for the fiscal year ended June 30, 2017. Our audit of internal control over financial reporting of Bio-Techne Corporation also excluded an evaluation of the internal control over financial reporting of Space and ACD.

/s/ KPMG LLP

Minneapolis, Minnesota
October 26, 2017